EXHIBIT 15

ACKNOWLEDGMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Mediware Information Systems, Inc.

We are aware of the incorporation by reference in the following Mediware Information Systems, Inc. (the “Company”) Registration Statements (including all amendments thereto) of our review report, dated November 6, 2012, relating to the unaudited consolidated interim financial statements of the Company, included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Form S-8 No. 333-178313
Form S-8 No. 333-130576
Form S-8 No. 333-123496
Form S-8 No. 333-119503
Form S-4 No. 333-57693 (Amendment No. 1)
Form S-8 No. 333-07591
Form S-8 No. 333-83016

/s/ EisnerAmper LLP

New York, New York
November 6, 2012